FOR IMMEDIATE RELEASE

                  CHROMATICS RECEIVES DETERMINATION LETTER FROM
                       NASDAQ LISTING QUALIFICATIONS PANEL

     New York, New York, July 3, 2001 -- Chromatics Color Sciences International, Inc. (Nasdaq: CCSI) today announced that it received a determination letter from the staff of The Nasdaq Stock Market on June 27, 2001 that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Nasdaq's Marketplace Rules 4310(c)(4) and 4310(c)(8)(B) and that its securities are therefore subject to delisting from The Nasdaq SmallCap market.

     The Company has appealed the staff's determination and requested a hearing before the Nasdaq Listing Qualifications Panel to review the determination of the Nasdaq staff pursuant to the NASDQ Marketplace Rule 4800 Series. The Company's hearing request has stayed the delisting of the Company's securities pending the Panel's decision. There can be no assurance that the Qualifications Panel will grant the Company's request for continued listing.

     Chromatics Color Sciences is in the business of color science and has developed technologies and intellectual properties in this field. The Company has received clearance from the Food and Drug Administration (FDA) for the commercial use of its medical device for the non-invasive monitoring of bilirubinemia in newborn infants by healthcare professionals in hospitals, clinics, pediatrician offices and the home environment. The Company believes its technologies and intellectual properties may also have medical applications in the detection and monitoring of other chromogenic diseases which the Company defines as those diagnosed or monitored by the coloration of the human skin, tissue or fluid being affected. Medical applications, in addition to the non-invasive monitoring of bilirubinemia in newborns, will require clinical trials and FDA clearances for commercial use.


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